Meeting of Shareholders
A special meeting of the shareholders of the Funds was held on August 1, 2006. At the meeting, shareholders of each of RS
Growth Fund, The Information Age Fund(r), RS Internet Age Fund(r) , RS Investors Fund, and RS Partners Fund approved a new advisory agreement (the "New Agreement") between RS Investments and the Trust, on behalf of each of those Funds, which took effect upon GIS's acquisition of a majority interest in RS Investments. The meeting was adjourned through August 21, 2006, at which time the shareholders of the Trust elected Judson Bergman, Anne M.
Goggin, and Dennis J. Manning as trustees of the Trust and the shareholders of each of RS Diversified Growth Fund, RS Emerging Growth Fund, RS MidCap Opportunities Fund, RS Global Natural Resources Fund, and RS Value Fund approved the New Agreement. Leonard B. Auerbach, Jerome S. Contro, and John W. Glynn, Jr., trustees of the Trust at the time of the shareholder meeting who have been elected previously by shareholders, will continue their terms as Trustees.

The meeting was adjourned through August 22, 2006, at which time the shareholders of the RS Smaller Company Growth Fund approved the New Agreement.

Proposal 1 to Approve a New Advisory Agreement:

Fund
	Votes For	Votes Against	Abstentions	Broker Non-Votes

RS Growth Fund
	5,278,849.152	158,500.740	146,700.350	1,423,279.000
The Information Age Fund(r)
	2,221,709.090	80,513.160	66,118.883	545,678.000
RS Internet Age Fund(r)
	4,076,148.200 125,651.340	76,400.970	1,188,080.000
RS Investors Fund
	3,319,845.550	250,168.850	50,967.810	1,124,512.000
RS Partners Fund
	26,035,296.380	567,664.498	1,250,826.255	9,523,088.000
RS Diversified Growth Fund
	4,959,172.380	112,675.859	126,269.040	1,937,322.000
RS Emerging Growth Fund
	10,568,494.765  286,377.096	210,185.090	3,644,153.000
RS MidCap Opportunities Fund
	7,301,811.926	246,960.794	193,487.211	1,546,105.000
RS Global Natural Resources Fund
	26,522,522.860	580,218.680	525,463.780	10,874,199.000
RS Value Fund
	32,179,337	434 680,032.400	1,660,512.551	13,257,660.000
RS Smaller Company Growth Fund
	4,725,398.120	81,114.790	112,384.540	1,945,775.000

Proposal 2 To Elect Trustees:

Nominee	Votes For		Votes Withheld
Judson Bergman	176,097,912.364	5,561,101.180
Anne M. Goggin	176,323,749.655	5,335,263.889
Dennis J. Manning	176,432,555.668	5,226,457.876